EXHIBIT 16.1

                         [LETTERHEAD OF M&K CPAS, PLLC]

January 26, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re: Vibe Records Inc. Nevada

Ladies and Gentlemen,

We have read the statements under item 4.01 in the Form 8-K dated January 26, 2011, of Vibe Records Inc. Nevada (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,


/s/ M&K CPAS, PLLC